Exhibit 99.1

FOR IMMEDIATE RELEASE

TEXAS SUPREME COURT REVERSES $90 MILLION JUDGMENT AGAINST WERNER ENTERPRISES

OMAHA, Neb., June 27, 2025 — Werner Enterprises, Inc. (“Werner”) (Nasdaq: WERN), a premier transportation and logistics provider, today announced the Texas Supreme Court has ruled in Werner’s favor in reversing and dismissing the landmark $90 million truck accident verdict from 2018.

The case centered on a tragic 2014 accident in Texas, where a vehicle traveling in the opposite direction on a divided interstate highway lost control, crossed a median and struck a Werner tractor-trailer. Plaintiffs alleged Werner and its driver were at fault, despite the fact that Werner’s driver was traveling well below the posted speed limit, remained in his lane of traffic for the entirety of the incident and was braking before impact, but without sufficient time to avoid collision. The company has asserted from the beginning that the accident was non-preventable and that its driver acted appropriately.

Werner appealed the original 2018 verdict and, after more than seven years of appeals, the Texas Supreme Court has now reversed the decision and fully dismissed the lawsuit. The Texas Supreme Court ruled that Werner and its driver were "a mere happenstance of place and time," and that "the sole proximate cause of this accident and these injuries (the sole substantial factor to which the law permits assignment of liability) was the sudden, unexpected hurtling of the victims' vehicle into oncoming highway traffic, for which Werner and its driver bore no responsibility."

“This is a long-awaited win for Werner,” said Werner’s President and Chief Legal Officer, Nathan Meisgeier. “After seven years navigating the appellate process, we are thankful the Texas Supreme Court reached the same conclusion as law enforcement – that the Werner drivers and our company did nothing wrong. A different outcome would have had far-reaching implications beyond the transportation industry.”

Meisgeier emphasized, “We have not and will not lose sight of the tragic loss the Blake family suffered because of this accident. Our continued thoughts and prayers are with the Blake family.”

About Werner Enterprises

Werner Enterprises, Inc. delivers superior truckload transportation and logistics services to customers across the United States, Mexico and Canada. With 2024 revenues of $3.0 billion, an industry-leading modern truck and trailer fleet, nearly 13,000 talented associates and our innovative Werner EDGE® technology, we are an essential solutions provider for customers who value the integrity of their supply chain and require safe and exceptional on-time service. Werner® provides Dedicated and One-Way Truckload services as well as Logistics services that include truckload brokerage, freight management, intermodal and final mile. Werner embraces inclusion as a core value and manages key risks and opportunities through a balanced sustainability strategy.

Contact: Jill Samuelson, Associate Vice President – Marketing and Communications
Werner Enterprises, Inc.
(D) 402.819.5319
press@werner.com
Source: Werner Enterprises, Inc.